UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2009

GTSI Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-19394	54-1248422
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2553 Dulles View Drive, #100 Herndon, Virginia	20171
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 502-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

Effective June 8, 2009, the Board of Directors of GTSI Corp.(the “Board”) authorized a program for periodic purchases of common stock of GTSI Corp. (“GTSI”) through May 27, 2011 for an aggregate purchase price not to exceed $5 million (the “Program”), replacing GTI’s stock repurchase program announced in December 2008. Under the Program, GTSI’s repurchase of shares may be conducted from time to time as GTSI’s chief executive officer or chief financial officer may determine in open market transactions or privately negotiated transactions. Share repurchases under the Program will be subject to (a) applicable federal securities laws and other legal requirements and GTSI’s Credit Agreement (effective May 27, 2009), including the requirements therein that the aggregate purchase price for share repurchases over the two-year term of the Credit Agreement shall not exceed $5 million and that GTSI is otherwise in compliance with the Credit Agreement. The Program also requires quarterly reporting to the Board of any share repurchases; and the Board’s prior approval for any use of repurchased shares. The Program does not obligate GTSI to acquire any particular number of shares. As of June 11, 2009, GTSI had 9,629,744 shares of common stock outstanding and the closing price of such common stock was $5.55 per share.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits.

99.1    Press Release issued by GTSI Corp., dated June 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GTSI Corp.

By: /s/ Peter Whitfield
       Peter Whitfield
       Senior Vice President and CFO

Date: June 12, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by GTSI Corp., dated June 12, 2009.